Exhibit 23.1



                     INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Elcom International, Inc.:


         We consent to incorporation by reference in the registration statement on Form S-8 of Elcom International, Inc. for the registration of 2,750,000 shares of Common Stock for The 2000 Stock Option Plan of Elcom International, Inc. of our report dated February 9, 2000, relating to the balance sheet of Elcom International, Inc. as of December 31, 1999, and the related statements of operations, other comprehensive income, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1999 annual report on Form 10-K of Elcom International, Inc.



                                          /s/ KPMG LLP
                                          KPMG LLP


Boston, Massachusetts
Date: February 1, 2001

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